Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zoom Video Communications, Inc.:

We consent to the use of our report dated March 18, 2021 with respect to the consolidated balance sheets of Zoom Video Communications, Inc. and subsidiaries (the Company) as of January 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, convertible preferred stock and stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended January 31, 2021, and the related notes and financial statement schedule II: valuation and qualifying accounts (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated March 18, 2021 refers to a change in the Company’s method of accounting for leases as of February 1, 2019 due to the adoption of a new accounting standard.

/s/ KPMG LLP

Santa Clara, California
March 18, 2021